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                                                                   EXHIBIT 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following summary represents our computation of the ratio of earnings to fixed charges (unaudited) for the respective periods:

                                               Year Ended December 31,
                                            ----------------------------
                                            1996 1997 1998 1999 2000 2001
                                            ---- ---- ---- ---- ---- ----
      Ratio of earnings to fixed charges(A) 20.1 27.6 20.5 35.6 83.7  (B)

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(A) The ratio of earnings to fixed charges is calculated by dividing (a)
    earnings before income taxes and cumulative effect of change in accounting principle adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense under operating leases Teradyne deems a reasonable approximation of the interest factor.

(B) Due to Teradyne's loss for the year ended December 31, 2001, the ratio coverage was less than 1:1. Income before income taxes and cumulative effect of change in accounting principle was insufficient to cover fixed charges by $326.2 million.